BANK OF SCOTLAND
CASHFLOW
FINANCE

Princes House 2nd Floor
50 West Campbell Street
Glasgow G2 7BP

Telephone 0141 228 4567
Facsimile 0141 228 4525

21st November 2006

The Directors
Zoo Digital Publishing Limited 20 Furnival Street
Sheffield
South Yorkshire
Si 4QT

Dear Sirs

Further to our recent discussions I now have pleasure in confirming our offer of a Cashflow Finance Facility, on the following terms:

Facility:	Confidential Invoice Discounting

Initial Payment:	50.00% of the Gross Book Value of an Approved Debt

Service Fee:	0.21% of the Gross Book Value of a Debt

Minimum Annual Fee:	£10,400.00

Discount:	2.00% per annum above Bank of Scotland Base Rate

Refer Limit:	£500,000:00

Arrangement Fee:	£1,000.00

This facility is subject to your acceptance of the terms and conditions of this letter and satisfactory completion of our documentation, which will comprise:

Cashflow Finance Agreement and Standard Conditions Bank Mandate
Board Resolution
Debenture
Personal Guarantee from Ian Stewart for £50,000.00 Debt Verification Letter

In addition to the receipt of the above documentation, duly signed and completed, the following conditions will need to be satisfied before we can commence operation of

1.	We require at Commencement with an up to date retrospective rebate accrual report and a list of outstanding debit notes from which we shall assess an appropriate reserve amount.

2.	You will have in place a Credit Insurance Policy and provide us with a copy and a current list of limits.

3.	We require the information and evidence in respect of the Borrower required by BOS to comply with its anti money laundering procedures.

4.	We require sight of and satisfaction with your proposed Terms & Conditions of trade.

5.	We require sight of and satisfaction with any distributor or supplier agreements that are in place:

On an ongoing basis your Relationship Manager will operate your facility subject to the following requirements:

1.	a)	We require regular management information from you as set out in the User Guide which shall include specifically:
•	Management Accounts within one month of the month end;
•	Audited Accounts within six months of the year end;
•	Annual projections no later than 30 days prior the commencement of the period covered;
•	A Sales Ledger reconciliation to our Control Account by the 10th of the following month;
•	Your Sales Ledger Control Account reconciliation by the 10th of the following month;
•	Itemised Sales and Purchase Ledgers by the 10th of the following month;
•	A retrospective rebate accrual report within 10 days of the month end;
•	A debit & credit note report detailing the level of Sale Or Return and Price Protection credit notes raised in the preceding month;
2.	You are required to implement the following within 5 days from Commencement:
a)	Create separate sales ledger accounts for those debtors buying goods and licences so that the licence debt can be excluded:
b)	We shall require Trust Accounts set up in £Stg, Euro and US $. You are required to ensure that within 3 months from Commencement all debtors are aware of which account they are to pay into.
3.
BOSCF is to be Joint Insured on your Credit Insurance Policy within 28days of its inception or from Commencement of this facility, whichever is the sooner. We require an up to date list of all insured limits at the outset and a copy immediately there is a subsequent update by the Insurer.

4.
Individual domestic customers shall be funded to the higher of 10% of the Net Approved Debts or limit under your Credit Insurance policy. This condition will not apply to Toys R Us Ltd and Game (Stores) Ltd where the higher of 60% or £360k will apply and Entertainment UK Ltd where the higher of 25% or £200k will apply. All funding limits are subject to review on a regular basis and variations shall be at our sole discretion.

5.	We will fund export debts to 70% of the Net Approved Debts.
6.
Individual export customers shall be funded to the higher of 5% of the Net Approved Debts or limit under your Credit Insurance: All funding limits are subject to review on a regular basis and variations shall be at our sole discretion.

7.	You will keep proofs of delivery and collection that are customer signed, dated and with the signatory name printed on site and make them available to us upon request.

8.	You will keep a copy of your customers' purchase orders on site and make them available to us upon request.
9.	The following debt types shall be excused from notification:
a)	Debts between Associates;
b)	Invoices issued prior to goods being provided;
c)	Consignment stock sales;
d)	Samples;
e)	Known Bad Debts (i.e. debts that you know to be uncollectable);
f)	Accounts currently in litigation;
g)	Interim billing, unless we are comfortable that the prevailing contract is divisible;
h)	All debts resulting from Royalties or the sale of Licences and Covermount Licences;
i)	Staff sales.
10.	Due to the relationship with Zoo Group Plc we shall exclude these invoices.
11.	In order for us to operate your facility accurately we will need to establish a reserve account for the following:
a)	Retrospective rebates;
b)	Settlement discounts;
c)	Credit balances;
d)	Outstanding debit notes;
e)	Sale and return terms resulting in a dilution in excess of 15% of the Net Approved Debts;
f)
A reserve of 6% of Toys R Us Ltd balance to allow for settlement discounts and advertising contributions; We will adjust this reserve at our sole discretion and it will be for an initial amount calculated against the take-on ledger.

12.
We shall undertake a facility review at the end of April 2007 which shall cover, inter alia, the level of credit notes, the Initial Percentage, the Refer Limit and the continuing need for Personal Guarantees.

Special Conditions
We reserve the right to review the facility should:

1.	The Consolidated Audited Tangible Net Worth inclusive of Goodwill as at 31 March 2007 be less than £600k, and not rise annually thereafter by £200k;
2.	The debt turn exceed 80 days in any month;

It is our company policy to ensure that every aspect of your facility is clearly explained to prevent difficulties or confusion arising later. I will be pleased to discuss any aspect of this letter with you or answer any questions you may have.

Yours faithfully

/s/ Stuart Lake

Stuart Lake
Associate Director

Form of Acknowledgement

We acknowledge receipt of a copy of the mentioned document

……………………………………………..
The Director
For and on behalf of ZOO DIGITAL PUBLISHING LIMITED

Date:…/s/ Barry Hatch………………………..